Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2022, with respect to the financial statements and supplemental schedule of the L3Harris Retirement Savings Plan included in the Annual Report on Form 11-K for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

Buchbinder Tunick & Company LLP

Bethesda, MD
December 14, 2022

6720-A Rockledge Drive, Suite 510 • Bethesda, MD 20817 • 240.200.1400
— With offices in New York and New Jersey —
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